EXHIBIT 99.1
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                             [SB MERGER LETTERHEAD]

Dear SB Merger Stockholder:

            As you read in the prospectus for the offering, we are required to request reconfirmation of your investment after entering into an agreement with a merger candidate. On February 1, 2002, we entered into a merger agreement with RxBazaar, Inc., a Delaware corporation, and subsequently filed a post-effective amendment to our registration statement with the SEC.

            Attached is a copy of the prospectus for the reconfirmation offering. In accordance with SEC rules, you will have until July 26, 2002 (20 business days from the date of the prospectus) to notify us that you elect to remain an investor. Please read the prospectus, then review the statements below. If you have no questions regarding the reconfirmation offering, please check the appropriate boxes and return this letter in the self-addressed stamped envelope. We must receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to Judith S. Haselton, President at (212) 678-6231 or Richard L. Campbell at (517) 586-4009.

                                             Very Truly Yours,


                                             Richard L. Campbell, Secretary

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            I have read the prospectus.

            By my signature below, I am reconfirming my investment in the SB Merger Corp. offering.


DATED:  __________, 2002        Signature of Stockholder(s):
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                                Print Name:
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